Exhibit 10.2

August 3, 2011

Mass Hysteria Entertainment Company, Inc.
Attn: Dan Grodnik
8899 Beverly Blvd, Suite 710
West Hollywood, CA 90048

Dear Mr. Grodnik,

Following  the engagement of Three Point Capital, LLC ("Three Point") by Mass Hysteria Entertainment Company, Inc. (“MHE”) to develop a working business plan, Three Point would like to be engaged to raise the capital necessary for MHE to execute the initial build out phase as will be described in the business plan.

Our professional fees for this engagement would be $100,000 or shares of common stock of MHE such that the common stock held by Three Point (or its designee(s)) shall equal two and one-half percent (2.5%) of the issued and outstanding common stock of MHE.  The shares shall be restricted under the federal securities laws.  This is on the basis of the initial raise being $1.5mm (in proceeds of cash or the customary and reasonable value of services to be provided by the investor, on terms to be mutually agreed upon among the parties).  If the raise is larger or smaller than the fees will be adjusted accordingly (e.g., a raise of $3mm would have fees of $200,000 or a 5% economic interest in MHE).  In addition, MHE will be responsible for reimbursing Three Point any reasonable expenses incurred in order to perform its role, not to exceed $10,000 without the prior written consent of MHE.  Reasonable expenses may include travel and lodging to cities within the U.S. for client meetings.

We look forward to working with you on taking MHE to the next level.  Please let us know if you have any questions or comments.

Sincerely,

Britt Fletcher
President

Agreed:

____________________________
Daniel Grodnik
Mass Hysteria  Entertainment Company,  Inc.

80 Broad Street, 5th Floor | New York, NY 10004 | NY@3pointcapital.com | (212) 837-7887
Raleigh Studios – Media Center | 1600 Rosecrans Avenue | Manhattan Beach, CA  90266 | LA@3pointcapital.com | (310) 546-3631
www.3pointcapital.com

ADDITIONAL TERMS AND CONDITIONS

Representations, Warranties and Covenants of Three Point.  Three Point represents, warrants and covenants that Three Point:

(a)           Is not engaged in the business of effecting transactions in securities for the account of others or in the business of buying and selling securities for its own account as a part of a regular business;

(b)           Will not make any representations whatsoever to a prospective investor regarding the advisability of making an investment in MHE and will use no other selling materials other than those provided by MHE in referring Investors;

(c)           Will make diligent inquiries and will have reasonable grounds to believe that each prospective investor is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended, prior to referring such investor to MHE;

(d)           Will only introduce prospective investors with whom Three Point has a bona fide pre-existing business or personal relationship;

(e)           Will not participate in any negotiations between MHE and any prospective investor;

(f)           Will not assist in or provide financing for any investment for the account of a prospective Investor;

(g)           Will not engage in any due diligence activities;

(h)           Will obtain a “Non-Disclosure and Confidentiality Agreement” from each investor in the form prescribed by MHE prior to delivery of any materials relating to any investment in MHE; and

(i)           Will indemnify and hold MHE harmless from and against all claims, damages, liabilities, costs and expenses made by any person, firm, or entity (including reasonable attorneys’ fees, court costs and investigative costs) as same are incurred, related to, or arising out of, Three Point’s activities hereunder.

80 Broad Street, 5th Floor | New York, NY 10004 | NY@3pointcapital.com | (212) 837-7887
Raleigh Studios – Media Center | 1600 Rosecrans Avenue | Manhattan Beach, CA  90266 | LA@3pointcapital.com | (310) 546-3631
www.3pointcapital.com